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                                   EXHIBIT 12
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HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


--------------------------------------------------------------------------------------------------------------------
All dollar amounts are stated in millions.
Six months ended June 30                                                                      1999              1998
--------------------------------------------------------------------------------------------------------------------
Net income (loss)                                                                         $  446.0          $ (203.7)
Income taxes                                                                                 239.0              64.6
                                                                                          --------          --------
Income (loss) before income taxes                                                            685.0            (139.1)
                                                                                          --------          --------
Fixed charges:
     Interest expense (1)                                                                  1,034.6           1,018.3
     Interest portion of rentals (2)                                                          18.3              25.6
                                                                                          --------          --------
Total fixed charges                                                                        1,052.9           1,043.9
                                                                                          --------          --------
Total earnings as defined                                                                 $1,737.9          $  904.8
                                                                                          ========          ========
Ratio of earnings to fixed charges (3)                                                        1.65               .87
                                                                                          ========          ========
Ratio of earnings to fixed charges, excluding
     merger and integration related costs                                                     1.65              1.82
                                                                                          ========          ========

(1) For financial statement purposes, interest expense includes income earned on temporary investment of excess funds, generally resulting from over-subscriptions of commercial paper.

(2) Represents one-third of rentals, which approximates the portion representing interest.

(3) The 1998 ratios have been negatively impacted by the one-time merger and integration related costs associated with our merger with Beneficial Corporation. As a result, ratios excluding these costs have also been presented for comparative purposes.



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